EXHIBIT 99.2

Tenon Medical, Inc. Announces Closing of $16,000,000 Initial Public Offering

Los Gatos, CA, April 29, 2022 - Tenon Medical, Inc. (“Tenon” or the “Company”), a medical device company that has developed a proprietary, U.S. Food and Drug Administration (“FDA”) cleared surgical implant system for sacroiliac joint (“SI Joint”) fixation/fusion surgery, today announced the closing of its initial public offering of 3,200,000 Shares of common stock at a price of $5.00 per share, for aggregate gross proceeds of $16.0 million, which does not include deductions for underwriting discounts, commissions, and offering expenses.

The shares are listed for trading on the Nasdaq Capital Market under the ticker symbol “TNON.”

The Benchmark Company, LLC and Valuable Capital Limited acted as underwriters for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: The Benchmark Company, LLC, Attn: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155 or by calling 212-312-6700 or by emailing prospectus@benchmarkcompany.com.  Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company formed in 2012, has developed a proprietary, FDA cleared surgical implant system, which is designed to optimize SI-Joint fixation / fusion surgery and corresponding outcomes. Tenon is preparing a national launch of this system to address the greatly underserved market opportunity that exists in this space.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon Medical expects, believes or anticipates will or may occur in the future. Forward-looking often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” "see," “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. Such statements are based on Tenon Medical’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, please review our Registration Statement on Form S-1 on file with the Securities and Exchange Commission at www.sec.gov, particularly the information contained in the section entitled “Risk Factors”. We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact

Shannon Devine

MZ North America

203-741-8811

tenon@mzgroup.us